Exhibit 10.5

Non-Binding Term Sheet dated February 11, 2021

CONFIDENTIAL

TERM SHEET

FOR CONVERTIBLE DEBT FINANCING OF

LEGACY EDUCATION ALLIANCE, INC.

AND SPIN-OFF OF ITS EXISTING BUSINESS

This non-binding term sheet (this “Term Sheet”) generally summarizes the principal terms and conditions of (i) a potential convertible debt financing (the “Debt Financing”) of Legacy Education Alliance, Inc., a Nevada corporation (the “Company” or “LEAI”) that is publicly traded on the OTC QB under the symbol “LEAI”, by Legacy Tech Partners, LLC, a newly formed Delaware limited liability company (“LTP”) which has Barry Kostiner as the Chairman of its Board of Managers, and (ii) a potential acquisition of the Company’s existing business by LTP (the “Spin-Off” and, together with the Debt Financing, the “Transactions”). This Term Sheet does not purport to summarize all of the terms and conditions which would be contained in the definitive legal documentation for the Transactions. The parties do not have any obligations with respect to any of the potential Transactions until definitive documents for the Transactions are executed and delivered by the parties.

The Debt Financing

Lender:	LTP (together with its assignees, which for the avoidance of doubt, is intended to include Legacy Tech Investors I, LLC, a newly formed Delaware limited liabity company (“LTI”) managed by LTP, and the parties acknowledge that they currently expect to have the Credit Facility assigned to LTI after the Initial Closing) (the “Lender”)

Borrower:	LEAI (the “Borrower”)

Guarantor:	The borrower’s obligations for the Debt Financing will be guaranteed by each of LEAI’s current and future U.S. subsidiaries (other than the new Legacy EdTech business that will remain with LEAI after the Spin-Off (the “New Business”)) (the “Guarantors” and together with the Borrower, the “Debtors”).

Loan Amount:	Credit facility (the “Credit Facility”) of at least $1,000,000 in minimum aggregate obligations that the Lender is required to lend to the Borrower (the “Minimum Commitment”). Lender may lend additional amounts at determined by the Lender in its sole discretion, up to an aggregate of $4,000,000 above the Minimum Commitment for a maximum aggregate commitment under the credit facility of$5,000,000 (the “Maximum Commitment”).

Initial Draw at Initial Closing:	$360,000.

Initial Closing Date:	The initial closing of the first loan made under the credit facility (the “Initial Closing”) is expected to occur as soon as reasonably practicable hereafter, subject to the execution of definitive documentation for the Debt Financing (the “Credit Documents”) and the Spin-Off.

Subsequent Closings:	Subsequent closings (a “Subsequent Closing”) may occur from time to time at the discretion of the Lender until the Maximum Commitment has been loaned; provided, that Lender will loan at least $150,000 per fiscal quarter (in addition to the initial draw at the Initial Closing) until the Minimum Commitment has been loaned in the aggregate with the Initial Closing loan. Lender has no obligations to make any loans under the Credit Facility beyond the Minimum Commitment. Lender will give at least five (5) business days notice of any Subsequent Closing.

Use of Proceeds by the Debtors:	Proceeds from the Debt Financing will be used for working capital and general corporate purposes of the Debtors and development of administrative functions.

Borrower will be responsible for allocation and use of funds from Convertible Debt fundings, subject to the applicable covenants. At least $300,000 of proceeds from the Initial Closing will be made available to satisfy existing LEAI liabilities pursuant to a schedule of liabilities to be provided to the Lender prior to the Initial Closing.

Interest Terms:	The Lender will be entitled to receive interest at a rate of 10% per annum on the outstanding obligations, accruing simple interest at the pro-rata rate per month or any part thereof, compounding annually. Interest will accrue and will not be paid by the Debtors prior to the Maturity Date without the prior written consent of the Lender.

Maturity:	All obligations under the Credit Facility will mature on the fifth anniversary of the Initial Closing (the “Maturity Date”).

Payment of Principal:	The Debtors may not prepay the obligations under the Credit Facility without the prior written consent of the Lender.

Mandatory Prepayment Covenants:	Borrower shall be obligated to repay in full the obligations upon a liquidity event, which shall be defined to mean a liquidation, winding up, change of control, merger, casualty event, or sale of all or substantially all of the assets of the Borrower (but for the avoidance of doubt, excluding the Spin-Off).

Security; Priority:	The Credit Facility will be secured by a first priority perfected security interest in all existing and after-acquired assets (tangible and intangible) of the Debtors, as well as a pledge of the equity interests of each of the Guarantors (collectively, the “Collateral”). It will be senior to any existing debt of the Debtors, and existing lenders of indebtedness (other than the PPP loan) to the Debtors will be required to sign a customary subordination agreement with the Lender if requested by the Lender.

Affirmative Covenants:	The Credit Documents will contain affirmative covenants customary for transactions of this type, including, but not limited to, the following: (i) maintenance of existence, books and records, and customary insurance; (ii) information rights; (iii) further assurances with respect to the Collateral; (iv) compliance laws and agreements; and (v) newly formed subsidiaries of the Debtors to become Guarantors.

Negative Covenants:	The Credit Documents will contain negative covenants customary for transactions of this type, including, but not limited to, the following limitations (subject to the written consent of the Lender): (i) investments and the incurrence of additional indebtedness; (ii) distributions, dividends, and redemptions; (iii) the sale of assets and the use of proceeds; (iv) liens and security interests; (v) acquisitions; (vi) capital expenditures above mutually agreed levels; (vii) amendments to the Borrower’s organizational documents; (viii) issuances of equity securities (subject to customary exceptions); and (ix) transactions with affiliates.

D&O Coverage:	The Credit Documents will require the Borrower upon the expiration of its current directors and officers liability insurance policy to either purchase a new directors and officers liability insurance policy reasonably acceptable to the Lender or to set aside funds in a reserve in an amount reasonably acceptable to the Lender for self-retention of all obligations to indemnify officers, directors, employees and consultants.

Voting Rights:	The Lender will not be entitled to any stockholder voting rights in connection with the Credit Facility (subject to the rights of any Conversion Securities that are issued).

Borrower Board of Directors:	At the Initial Closing:
(i)	Jim May will resign from the Board of Directors of the Borrower (the “Borrower Board”) and its U.S. subsidiaries;

(ii)	the Borrower Board will appoint Michel Botbol to join the Borrower Board to fill Jim May’s vacancy (and the Borrower’s U.S. subsidiaries will do the same); and

(iii)	Michel Botbol will be established as the chairman of the Borrower Board (and the Borrower’s U.S. subsidiaries will do the same).

New Employees:	At the Initial Closing, the Borrower will enter into:

(i)	an employment agreement with Michel Botbol to serve as the Executive Chairman and Chief Executive Officer; and

(ii)	non-executive employment agreements with Eliahu Sarfaty and Barry Kostiner.

Representations and Warranties:	The Credit Documents will contain representations and warranties customary for transactions of this type to confirm the Lender’s understanding of the Debtors’ businesses, operations, properties, and affairs.

Events of Default:	The Credit Documents will contain events of default customary for transactions of this type, including, but not limited to, the following: (i) failure to make principal or interest payments when due; (ii) failure to satisfy any affirmative or negative covenant in the Credit Documents; (iii) cross-defaults to other material obligations and contracts; (iv) breaches of representations and warranties; (v) the bankruptcy or insolvency of any Debtor; (vi) judgments in excess of specified amounts; and (vii) change of control of Borrower.

Conversion:	Obligations under the Credit Facility will be convertible, at the sole election of the Lender at any time and from time to time, in whole or in part, into units of the Borrower, at $0.05 per unit (subject to equitable adjustment for stock splits, stock dividends, recapitalizations and the like) (the “Conversion Price”), where a Unit shall be composed of 1 common share and 1 warrant to acquire common stock with a strike price equal to the Conversion Price and warrant expiration of the Maturity Date. Warrants shall require cash exercise. For the avoidance of doubt, the units will not be separate securities, and the common shares and warrants issued upon conversion (the “Conversion Securities”) will be directly issued to the Lender.

Anti-dilution Provisions:	Weighted average anti-dilution protection for the conversion feature, where if the Borrower issues additional securities (subject to customary exceptions) at a purchase price less than then current Conversion Price, the Conversion Price (including the exercise price of the warrants) will be adjusted down to match such purchase price.

Registration Rights:	The Conversion Securities will not be registered upon issuance, but the Lender will have demand and piggyback registration rights pursuant to a registration rights agreement to be entered into in connection with the Credit Facility.

Governing Law; Venue:	The Credit Documents will be subject to New York law and venue.

Right to Participate Pro Rata in Future Fundings:	The Lender will have the right, based on its ownership of the Borrower assuming the conversion of Lender’s debt into the Conversion Securities (but not the exercise of the warrants), but otherwise based on an outstanding capital stock basis, to participate in subsequent equity or debt financings or issuances by the Company (subject to customary exceptions).

New Equity Incentive Plan:	Borrower will reserve shares of its Common Stock so that subsequent to Initial Closing, ten percent (10%) of its capital stock (after giving effect to number of Conversion Securities based on the initial amount of debt issued at the Initial Closing) is available for future issuances to key directors, officers, employees, and consultants/advisors pursuant to a new equity incentive plan to be adopted by the Borrower Board that will be in form and substance reasonably acceptable to the Lender (the “New Equity Incentive Plan”). Such shares of Common Stock under the New Equity Incentive Plan shall be subject to vesting on the terms approved by the Borrower Board. At its next meeting of stockholders, Borrower will seek approval of the New Equity Incentive Plan by its stockholders.

Expenses:	The Borrower shall pay all reasonable costs and expenses associated with the Lender’s (i) due diligence and (ii) review and preparation of the definitive documentation for the Credit Documents, which amounts shall be deducted from the proceeds of the Initial Closing.

Assignments:	The Lender may, in its sole and absolute discretion, syndicate, assign, transfer, sell, or pledge under its financing agreements all or any portion of the Credit Facility.

Documentation:	The first draft of the documentation for this transaction will be prepared by the Lender’s counsel. The documentation will contain such terms, conditions, representations and warranties, reporting requirements, and covenants customary for transactions of this type.

Spin-Off

Transaction Structure:	In advance of the Spinoff, Legacy Education Alliance Holdings, Inc., a Colorado corporation (“Legacy HoldCo”) and wholly owned subsidiary of LEAI, will acquire all assets and liabilities of LEAI (excluding any obligations under the Credit Facility). The New Business will be excluded from Legacy Holdco and the Spin-Off. At the closing of the Spin-Off, LTP will acquire 100% of the outstanding equity of Legacy Holdco.

Consideration:	Legacy HoldCo will be acquired by LTP for $1 and a license of certain intellectual property in accordance with the License Agreement.

License Agreement:	LEAI and Legacy Holdco will enter into a new License Agreement (the “License Agreement”) for Legacy Holdco to license to LEAI (on a non-exclusive perpetual royalty-free basis) certain of the intellectual property and assets of the current seminar business solely for use in the New Business.

Definitive Agreement:	The obligations of the parties will be subject to execution of a definitive written agreement for the Spin-Off (the “Definitive Agreement”) containing terms and conditions satisfactory to LTP and LEAI. The Definitive Agreement will contain representations, warranties, covenants, closing conditions and indemnities customary for M&A transactions of this type.

Closing Conditions:	The obligations of either party to consummate the Spin-Off (but for the avoidance of doubt, not the Credit Facility) will be subject to standard closing conditions for a transaction of this nature, including without limitation:

●	completion of any required regulatory review, including SEC, and receipt of any required regulatory approvals and necessary third party approvals;

●	prior to the execution of the Definitive Agreement, approval of the Definitive Agreement and the Acquisition by LEAI’s board of directors, including a special committee of LEAI’s board of directors;

●	LEAI’s receipt of a fairness opinion for the Spin-Off;

●	approval by LEAI’s shareholders of the Spin-Off and related matters;

●	there shall have not been any material adverse changes in the business, customer relationships, operations, financial condition, regulatory environment or prospects of Legacy Holdco and its subsidiares;

●	SBA forgiveness of that portion of LEAI’s PPP loans for which LEAI is eligble for foregiveness with respect to; and

●	the execution of all related agreements as contemplated by the Definitive Agreement, including the License Agreement.

Governing Law; Venue:	The Definitive Agreement will be subject to New York law and venue.

Documentation:	The first draft of the Definitive Agreement will be prepared by LTP’s counsel. The documentation will contain such terms, conditions, representations and warranties, reporting requirements, and covenants customary for transactions of this type.

Binding Provisions

Confidentiality:	This Term Sheet is confidential and neither it nor its substance shall be disclosed to any third party, except those in a confidential relationship to the Debtors, such as directors, officers, employees, accountants, and legal counsel, who reasonably need to know such information in connection with the evaluation, negotiation or implementation of this Term Sheet or the transactions contemplated hereby, or as required by law or by any governmental agency (in which case the Borrower agrees to promptly inform the Lender in advance thereof and, if requested by the Lender, reasonably cooperate with any efforts by the Lender to seek a protective order or other appropriate remedy to prevent such disclosure). Additionally, the Company may disclose this Term Sheet on a confidential basis to potential financing sources approved by LTP in order for the Company to raise funds in furtherance of the transactions contemplated by this Term Sheet.

Exclusivity:	During the period from the date of this Term Sheet until the sixty (60) day anniversary thereof (the “Exclusivity Period”), the Debtors shall not (nor shall they permit their directors, officers, shareholders, agents, representatives or affiliates to), directly or indirectly, (a) solicit, initiate, or encourage any negotiations or discussions with, or provide any information to, any other person or entity (other than the Lender, LTP and their respective affiliates), concerning any transaction (a “Competing Transaction”) for (i) an investment, loan, or other commitment of capital to any of the Debtors that would reasonably be expected to reduce or eliminate or otherwise prohibit or impair the Debt Financing or (ii) the direct or indirect sale, transfer, license or other disposition of the Debtors, or their respective equity interests, business or material assets (outside of the ordinary course of business), whether by purchase, merger, consolidation, recapitalization, exclusive license or otherwise, or any similar transaction that would reasonably be expected to prohibit or impair the Spin-Off, or (b) enter into any agreement in principle, letter of intent or definitive agreement, or make any filing with the SEC (including the filing of any registration statement) or other governmental authority, with respect to any Competing Transaction. During the Exclusivity Period, the Debtors shall receives any solicitation or offer for a Competing Transaction and thereafter keep the Lender and LTP reasonably informed as to the terms and status of such Competing Transaction.

Acknowledged and agree as of the date set forth below with respect ot the Binding Provisions above:

Legacy Education Alliance, Inc.		Legacy Tech Partners, LLC

By:	/s/ James E. May	By:	/s/ Barry Kostiner
Name:	James E. May	Name:	Barry Kostiner
Title:	CEO	Title:	President
Date:	February 12, 2021	Date:	February 11, 2021